EXHIBIT 5

[Davis Polk & Wardwell Letterhead]

September 30, 2003

AMIS Holdings, Inc.
2300 Buckskin Road
Pocatello, ID 83201

Ladies and Gentlemen:

     We have acted as special counsel for AMIS Holdings, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 11,620,793 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, deliverable pursuant to the Company’s Amended and Restated 2000 Equity Incentive Plan ( the “Plan”).

     We have examined such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

     Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Davis Polk & Wardwell

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